EXHIBIT 4.1

SYBRON DENTAL SPECIALTIES, INC.

THIRD AMENDMENT

TO CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of January 26, 2006, and entered into by and among SYBRON DENTAL SPECIALTIES, INC., a Delaware corporation (successor by merger to Sybron Dental Management, Inc., a Delaware corporation, the “Company”), KERR CORPORATION, a Delaware corporation (“Kerr”), ORMCO CORPORATION, a Delaware corporation (“Ormco”), and PINNACLE PRODUCTS, INC., a Wisconsin corporation (“Pinnacle”; each of Company, Kerr, Ormco and Pinnacle are individually referred to herein as a “Domestic Borrower” and collectively, on a joint and several basis, as the “Domestic Borrowers”), HAWE NEOS HOLDING SA, a corporation organized under the laws of Switzerland (“Offshore Borrower”; Offshore Borrower and each of the Domestic Borrowers are each individually referred to herein as a “Borrower” and collectively as the “Borrowers”), the financial institutions listed on the signature pages hereof, CREDIT SUISSE, CAYMAN ISLANDS BRANCH (formerly known as Credit Suisse First Boston, acting through its Cayman Islands Branch), as administrative agent for Lenders (in such capacity, “Administrative Agent”), and, for purposes of Section 4 hereof, the GUARANTORS LISTED ON THE SIGNATURE PAGES HEREOF, and is made with reference to that certain Credit Agreement dated as of June 6, 2002, by and among Domestic Borrowers, Offshore Borrower, Lenders, LaSalle Bank National Association, as syndication agent, Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch, Fleet National Bank and Credit Lyonnais, New York Branch, as co-documentation agents, and Administrative Agent, as amended by that certain First Amendment to Credit Agreement, dated as of December 10, 2002, and that certain Second Amendment to Credit Agreement, dated as of July 14, 2004, in each case by and among Domestic Borrowers, Offshore Borrower, Lenders and Administrative Agent (as so amended, the “Credit Agreement”). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, the parties hereto desire to amend the Credit Agreement in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

Section 1. AMENDMENTS TO THE CREDIT AGREEMENT

1.1 Amendment to Section 1: Definitions.

The definition of “Cash Equivalents” contained in subsection 1.1 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:

““Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, at least the third highest rating obtainable (i.e., “A” or better) from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) certificates of deposit, bankers’ acceptances or time deposits maturing within one year after such date and issued or accepted by or placed with, and money market deposit accounts issued or offered by, any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that has net assets of not less than $500,000,000 and has at least the third highest rating obtainable from either S&P or Moody’s, including any such mutual fund managed or advised by any Lender or Administrative Agent; (vi) repurchase agreements with a term of not more than one year entered into with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which Company or its Subsidiary entering into such agreement shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations; and (vii) other short-term investments of Foreign Subsidiaries of a type comparable to the foregoing categories”.

1.2 Amendment to Section 7.3: Investments; Acquisitions.

Subsection 7.3(ii) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:

“(ii) So long as no Event of Default or Potential Event of Default has occurred and is continuing, the Foreign Subsidiaries may make investments in and own Cash Equivalents;”.

Section 2. REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent and Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, each Borrower jointly and severally represents and warrants to Administrative Agent and each Lender that the following statements are true, correct and complete:

A. Corporate Power and Authority. Each Borrower has all requisite corporate power and authority to enter into this Amendment and perform its obligations under the Credit Agreement as amended by this Amendment (the “Amended Agreement”).

B. Authorization of Agreements. The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of each Borrower.

C. No Conflict. The execution and delivery by each Borrower of this Amendment and the performance by each Borrower of the Amended Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to the Company or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on the Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Subsidiaries, except for such conflicts, breaches or defaults which could not reasonably be expected to result in a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Company or any of its Subsidiaries.

D. Governmental Consents. The execution and delivery by each Borrower of this Amendment and the performance by each Borrower of the Amended Agreement do not and will not require any Governmental Authorization.

E. Binding Obligation. This Amendment has been duly executed and delivered by each Borrower and this Amendment and the Amended Agreement are the legally valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

F. Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties contained in Section 5 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the Third Amendment Effective Date to the same extent as though made on and as of that date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

G. Absence of Default. After giving effect to all amendments and waivers to the Credit Agreement entered into prior to this Amendment, no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.

Section 3. MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the Third Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

B. Fees and Expenses. Each Borrower acknowledges that all costs, fees and expenses of the type described in subsection 11.4 of the Credit Agreement that are incurred by Administrative Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of the Borrowers.

C. Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANOTHER LAW.

E. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment shall become effective upon the first date (the “Third Amendment Effective Date”) on which each of the following shall have occurred: (i) the execution of a counterpart hereof by Administrative Agent, each Borrower, each other Loan Party and Requisite Lenders, and (ii) receipt by Company and Administrative Agent of written (including, without limitation, facsimile and electronic mail) or telephonic notification of such execution.

Section 4. ACKNOWLEDGEMENT AND CONSENT BY GUARANTORS

Each guarantor listed on the signature pages hereof (each, a “Guarantor” and, collectively, the “Guarantors”) hereby acknowledges that it has read this Amendment and consents to the terms of this Amendment, and hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of each Guarantor under its applicable Guaranty shall not be impaired or affected and the applicable Guaranty is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects. Each Guarantor further agrees that nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendment to the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:	SYBRON DENTAL SPECIALTIES, INC.

	By:	/s/ Stephen J. Tomassi
	Name:	Stephen J. Tomassi
	Title:	Vice President, Secretary and General Counsel

OTHER DOMESTIC BORROWERS:	KERR CORPORATION

	By:	/s/ Stephen J. Tomassi
	Name:	Stephen J. Tomassi
	Title:	Authorized Representative

ORMCO CORPORATION

	By:	/s/ Stephen J. Tomassi
	Name:	Stephen J. Tomassi
	Title:	Authorized Representative

PINNACLE PRODUCTS, INC.

	By:	/s/ Stephen J. Tomassi
	Name:	Stephen J. Tomassi
	Title:	Authorized Representative

OFFSHORE BORROWER:	HAWE NEOS HOLDING SA

	By:	/s/ Stephen J. Tomassi
	Name:	Stephen J. Tomassi
	Title:	Authorized Representative

GUARANTORS:	ALLESEE ORTHODONTIC APPLIANCES, INC.

METREX RESEARCH CORPORATION

SYBRON CANADA HOLDINGS, INC.

	By:	/s/ Stephen J. Tomassi
	Name:	Stephen J. Tomassi
	Title:	Authorized Representative

KERRHAWE SA

	By:	/s/ Stephen J. Tomassi
	Name:	Stephen J. Tomassi
	Title:	Authorized Representative

SYBRON CANADA LIMITED PARTNER COMPANY

	By:	/s/ Stephen J. Tomassi
	Name:	Stephen J. Tomassi
	Title:	Authorized Representative

SYBRON CANADA LIMITED

	By:	/s/ Stephen J. Tomassi
	Name:	Stephen J. Tomassi
	Title:	Authorized Representative

LENDERS:	CREDIT SUISSE, CAYMAN ISLANDS BRANCH (formerly known as Credit Suisse First Boston, acting through its Cayman Islands Branch), as Administrative Agent and Lender

	By:	/s/ Phillip Ho
	Name:	Phillip Ho
	Title:	Director

and

	By:	/s/ Karim Blasetti
	Name:	Karim Blasetti
	Title:	Associate